Exhibit 16.1

May 26, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Commissioners:

We have read the statements made by Visteon Corporation (the “Company”) relating to the Visteon 401(k) Savings Plan (formerly known as the Visteon Investment Savings Plan for Hourly Employees) and the Visteon Investment Plan (collectively, the “Savings Plans”)(copy attached), which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Form 8-K report dated May 20, 2005. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP